EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

MEDIA —	ANALYSTS —
Charles M. Boesel, 312/822-2592	Dawn M. Jaffray, 312/822-7757
Katrina W. Parker, 312/822-5167	Kenneth S. DeVries, 312/822-1111

CNA ANNOUNCES APPOINTMENT OF BRENDA J. GAINES
TO BOARD OF DIRECTORS

CHICAGO, October 27, 2004 — Today, CNA Financial Corporation (NYSE: CNA) announced that Brenda J. Gaines joined its Board of Directors, effective October 27, 2004. Ms. Gaines will serve on the board’s Audit, Executive and Finance Committees.

“We are pleased to welcome Brenda to our Board,” said Stephen W. Lilienthal, chief executive officer of CNA. “She brings a wealth of financial and civic experience to our organization, and we look forward to her counsel and support.”

Ms. Gaines served as president and chief executive officer of Diners Club North America, a member of Citigroup. In this position, she was she was responsible for managing a key franchise in the global, $29 billion Citigroup Diners Club. Prior to her 16 years of service with Citigroup, Ms. Gaines served as deputy chief of staff to late Chicago Mayor Harold Washington.

She serves on the Board of Directors for Office Depot, Inc., the March of Dimes, Economic Club of Chicago and the Chicago Museum of Science and Industry. Ms. Gaines received her B.A. from the University of Illinois at Urbana-Champaign and her M.P.A. from Roosevelt University in Chicago.

CNA is the country’s seventh largest commercial insurance writer and the 14th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT

This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release. CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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